 Exhibit 10(ii)(b)

Attached

Convertible Secured Promissory Note

$1,100,000.00 June 22, 2005

FOR VALUE RECEIVED, ComCam International, Inc., a Delaware corporation (the “Maker”), hereby promises to pay ACC Investors, LLC or assigns (the “Payee”), on September 30, 2006 (the “Scheduled Maturity Date”), the principal amount of $1,100,000.00. The unpaid principal amount of this promissory note shall bear simple interest at the rate of 8% a year (the “Rate”) (or, during the continuance of an Event of Default (as defined below), 200% of the Rate), from the date of this promissory note to the date of payment, and accrued interest shall be payable on March 31, 2006 and on the Scheduled Maturity Date (or, if earlier, on the date on which this promissory note is converted into Common Shares in accordance with the provisions set forth below). Principal and interest shall be payable in United States dollars at the office of the Payee at 1330 Avenue of the Americas, 36th Floor, New York, New York 10019 (or such other location as the Payee may specify from time to time by notice given to the Maker in accordance with section 9.3 of the securities purchase agreement dated the date of this promissory note among the Maker, ComCam, Inc. (the “Parent”), and ACC Investors, LLC (the “SPA”)).

Notwithstanding anything to the contrary in this promissory note, the Company may, at its option, in lieu of paying all accrued interest in United States dollars, pay not less than 45% of all accrued interest in United States dollars, and, at the time and place of such payment, in lieu of paying the balance in United States dollars, issue to the Payee a number of Common Shares determined by dividing the amount of that balance by the Average Price Per Share on the date of payment. For purposes of this promissory note, the “Average Price Per Share” on a particular date shall be an amount equal to the average of the fair value per Common Share on the 20 trading days immediately preceding that date price of the Common Shares on each. The fair value per Common Share on any trading day shall be (a) the average of the lowest asked and highest bid prices reported on that trading day, if asked and bid prices are reported on a particular trading day, and (b) in each other case, the fair value per Common Share, as determined by a majority of the Company’s independent directors.

This promissory note is issued pursuant to the SPA, is secured by certain assets of the Maker in accordance with the SPA, and is guaranteed by the Parent in accordance with the SPA.

In case any of the following events occurs (each, an “Event of Default”):

(i)	the Maker shall have breached any provision of this promissory note, and such breach shall not have been cured within five days after its first occurrence;

(ii)

the Maker or the Parent shall have breached an agreement in any other Transaction Agreement (as defined in the SPA) and such breach shall not have been cured within 10 days after the Payee gives the Maker notice of such breach in accordance with section 9.3 of the SPA;

(iii)	the Maker or the Parent shall have made a material misrepresentation or breach of warranty in the SPA;

(iv)

the Maker or the Parent shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator, (B) admit in writing its inability to pay its debts as they mature, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, (E) file a voluntary petition, or have filed against it a petition, in bankruptcy or petition or answer seeking a reorganization or an arrangement with its creditors, or (F) take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law or statute or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or

(v)

an order, judgment or decree shall be entered, without the application, approval, or consent of the Maker or the Parent, by any court of competent jurisdiction, approving a petition seeking reorganization of the Maker or the Parent, or appointing a receiver, trustee, or liquidator for the Maker or the Parent;

then the Payee may, at its option, declare this promissory note immediately due and payable, without presentment, demand, or protest, all of which are hereby expressly waived.

The Payee may, at its option, exercisable by notice given to the Maker in accordance with section 9.3 of the SPA, at any time or from time to time while this promissory note is outstanding, but only after the earlier of the occurrence of an Event of Default and the 62nd day following the consummation of the Distribution (as defined in the SPA), convert all or any of the principal amount of this promissory note into a fraction of 33% of the outstanding and issuable Common Shares (as defined in the SPA) immediately after giving effect to the conversion, the numerator of which is the principal amount being converted, and the denominator of which is $1,100,000 (it being understood that, for purposes of this paragraph, the term “outstanding and issuable Common Shares” shall include any Common Shares issuable upon exercise or conversion of any then outstanding securities or other rights, but shall exclude any shares issuable upon exercise of the Warrants (as defined in the SPA) or issuable pursuant to section 5.7 of the SPA). In addition, at the close of business on the 75th day following the consummation of the Distribution, and provided that an Event of Default is not then continuing, the then outstanding principal amount of this promissory note shall automatically, and without any action on the part of the Maker or the Payee, convert into a number of Common Shares equal to 33% of the outstanding and issuable Common Shares immediately after giving effect to the conversion, reduced by the aggregate number of Common Shares into which this promissory note shall have theretofore been converted. Upon any such conversion, the Maker shall (a) issue to the Payee a certificate evidencing the shares of common stock into which this promissory note, or portion of this promissory note, was so converted, and (b) pay the Payee the accrued and unpaid interest on the principal amount converted (and, in the event less than all the principal amount of this promissory note is converted, issue to the Payee a new promissory note in a principal amount equal to the principal amount immediately before the conversion, less the principal amount converted).

This promissory may not be prepaid in whole or in part.

The provisions of this promissory note shall be binding upon and inure to the benefit of the holder of this promissory note and its successors and assigns.

The Maker agrees to pay all costs of collection, including reasonable attorneys’ fees, incurred by the holder of this promissory note in collecting or enforcing this promissory note, whether in connection with a reorganization, bankruptcy, or other similar proceeding, or upon default.

This promissory note shall be binding upon and inure to the benefit of the Maker and the Payee and their respective successors and permitted assigns, but no assignment or attempted assignment shall relieve the Maker of its obligations under this promissory note.

This promissory note shall be governed by the internal laws of the state of New York applicable to contracts made and to be performed in New York, without giving effect to any conflict or choice of law principles.

         COMCAM INTERNATIONAL, INC.

By: /s/ Don GilbreathName:
Don Gilbreath

Title: President and Chief Executive Officer